NEWS RELEASE
s
102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. REPORTS FIRST QUARTER 2023 DILUTED EPS OF $2.87 ON A GAAP BASIS AND $0.23 AS ADJUSTED

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS ROSE 14% TO $159 MILLION ON A LINKED-QUARTER BASIS

SIGNATURE BANK TRANSACTION SIGNIFICANTLY ACCELERATES TRANSITION TO COMMERCIAL BANK TRANSFORMING OUR FUNDING PROFILE AS NON-INTEREST-BEARING DEPOSITS SURGE TO 27% OF TOTAL DEPOSITS

LOAN PORTFOLIO ALSO TRANSFORMED WITH COMMERCIAL LOANS NOW AT 44% OF TOTAL LOANS

AVAILABLE LIQUIDITY POSITION GREATLY ENHANCED

NET INTEREST MARGIN WIDENS TO 2.60% OR 32 BASIS POINTS SEQUENTIALLY

BOOK VALUE PER SHARE INCREASED BY 16% AND TANGIBLE BOOK VALUE PER SHARE INCREASED BY 20%

First Quarter 2023 Summary

First quarter 2023 results reflect legacy New York Community Bancorp, Inc. results through March 19, 2023 and inclusive of the purchase and assumption of certain assets and liabilities of Signature Bridge Bank ("Signature") beginning March 20, 2023. Also, first-quarter 2023 results include a full quarter of Flagstar compared to only one month during fourth quarter 2022.
•Earnings/Net Income:
–First quarter 2023 diluted EPS were $2.87 on a GAAP basis, which includes a bargain purchase gain of $2.0 billion arising from the Signature transaction.
–As adjusted, first quarter 2023 diluted EPS were $0.23 compared to $0.25 in fourth quarter 2022.
–First quarter 2023 net income available to common stockholders was $2.0 billion compared to $164 million in fourth quarter 2022.
–As adjusted, first quarter 2023 net income available to common stockholders was $159 million compared to $139 million in fourth quarter 2022, up 14%.
–First quarter 2023 PPNR was $2.2 billion, compared to $308 million in fourth quarter 2022.
–As adjusted, first quarter 2023 PPNR was $263 million compared to $209 million in the fourth quarter of 2022, up 26%.

•Balance Sheet:
–Total assets of $123.8 billion compared to $90.1 billion at December 31, 2022, due to the addition of $35.2 billion in assets, net of purchase accounting adjustments (“PAA”), arising from the Signature transaction and organic growth.
–Total loans were $82.5 billion compared to $69.0 billion at December 31, 2022, including $12 billion of loans, net of PAA, purchased from Signature and organic loan growth of approximately $1.5 billion.
–Commercial and industrial loans (“C&I”) totaled $23.4 billion at March 31, 2023 compared to $12.3 billion at December 31, 2022 due to $10 billion net of PAA, of Signature loans and organic loan growth of approximately $1.1 billion.
–The multi-family loan portfolio was $38.0 billion at March 31, 2023, down slightly compared to December 31, 2022.
–Deposits totaled $84.8 billion at March 31, 2023, due to $31.5 billion of deposits, net of PAA, assumed in the Signature transaction, net of expected outflows.

•Net Interest Margin/Income:
–First quarter 2023 net interest margin ("NIM") of 2.60%, was up 32 basis points compared to the fourth quarter of 2022.
–Net interest income during first quarter 2023 totaled $555 million, up 46% as compared to the previous quarter largely due to the Flagstar Bancorp ("Flagstar") acquisition.

•Asset Quality:
–Our asset quality metrics and trends remain strong.
–Non-performing assets ("NPAs") were $161 million at March 31, 2023 or 0.13% of total assets.
–Non-performing loans ("NPLs") were $148 million at March 31, 2023 or 0.18% of total loans.
–The allowance for credit losses totaled $550 million at March 31, 2023 or 370.38% of non-performing loans and 0.67% of total loans.
–Net charge-offs were zero during first quarter 2023 compared to $2 million during first quarter 2022 and $1 million during fourth quarter 2022.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

Hicksville, N.Y., April 28, 2023 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported net income for the three months ended March 31, 2023 of $2.0 billion compared to $172 million for the three months ended December 31, 2022. Net income available to common stockholders for the three months ended March 31, 2023 was also $2.0 billion compared to $164 million for the three months ended December 31, 2022. Diluted EPS totaled $2.87 for the three months ended March 31, 2023 compared to $0.30 for the three months ended December 31, 2022.

First quarter 2023 GAAP net income and diluted EPS were impacted by a bargain purchase gain of $2.0 billion arising from the Signature transaction. As adjusted for this item and other merger-related items related to both the Signature transaction and the Flagstar acquisition, net income for the three months ended March 31, 2023 totaled $167 million, up 14% compared to $147 million for the three months ended December 31, 2022. Likewise, net income available to common stockholders as adjusted, was $159 million for the three months ended March 31, 2023 compared to $139 million for the three months ended December 31, 2022, up 14%. As adjusted, diluted EPS for the three months ended March 31, 2023 was $0.23 compared to $0.25 for the three months ended December 31, 2022.

In addition to the bargain purchase gain, first quarter 2023 GAAP results were impacted by the following items:

•Merger-related and restructuring expenses of $67 million, comprised of $40 million for the Flagstar acquisition and $27 million for the Signature transaction;
•An initial provision for credit losses totaling $132 million for the loans acquired from Signature; and
•A 48% increase in average diluted common shares outstanding compared to the year-ago first quarter.

CEO COMMENTARY
Commenting on the Company's operating results and performance, President and Chief Executive Officer, Thomas R. Cangemi said: "We are very pleased by the strong operating performance turned in by our Company this quarter, during what was a very challenging period for the entire banking industry. The first quarter of 2023 was a pivotal quarter for us. This was our first full quarter with Flagstar Bank, N.A. and while still early, we are already realizing merger benefits to our balance sheet and our overall financial results, especially to the net interest margin. Furthermore, we successfully navigated the turmoil in the banking industry during the month of March, emerging with the purchase and assumption of certain assets and liabilities of Signature Bridge Bank.

“For the first quarter of 2023, we reported diluted earnings per share of $0.23, as adjusted for several merger-related items on net income available to common stockholders of $159 million, up 14% versus $139 million on a linked-quarter basis. One of the benefits from the Flagstar acquisition is a diversified lending model. This was evident during the first quarter. While commercial real estate originations, particularly multi-family, were down due to the high interest rate environment, excluding the impact from the Signature transaction, the commercial loan portfolio grew $1.3 billion or 6% compared to year-end 2022, accounting for most of the organic loan growth this quarter. Another benefit this quarter was a higher net interest margin. The NIM this quarter came in at 2.60%, up 32 basis points compared to the fourth quarter of last year. We expect further NIM improvement throughout the year due to Flagstar, further compounded by the Signature transaction.

“As for the Signature transaction, we believe that this is a game changing deal for us. It builds upon the momentum created by the merger with Flagstar and accelerates our evolution to a diversified, high-performing commercial bank, while jumpstarting our commercial middle market lending business and our relationship banking strategy. It also improves our deposit base and funding mix and further diversifies our loan portfolio. Commercial loans increased to 44% of total loans as the result of an additional $12 billion of loans acquired from Signature, while the amount of non-interest-bearing deposits nearly doubled since year end to $23 billion and now represents nearly one-third of total deposits compared to only 9% before the Flagstar acquisition.

“While we have closed two acquisitions over the past four months, we have remained focused on our fundamentals including asset quality. Our asset quality metrics remain strong with total non-performing assets increasing only slightly compared to year-end and net charge-offs remaining at near zero. We continue to be laser focused on credit quality across all lending verticals.

“We have accomplished a lot in a relatively short period of time. The remainder of this year will be devoted to integrating and converting our two acquisitions, reducing expenses, growing our deposit base further, and building out each of our businesses as we transform to the new Flagstar.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

“I would like to thank all of our teammates for their hard work, dedication, and support over the past three months. None of what we have accomplished so far is possible without them. Lastly, I would like to extend a warm welcome to all of our new teammates and I look forward to the many contributions they will make to our future success. We will work tirelessly to fulfill our mission to create an inclusive and welcoming environment where everyone is empowered.”

DIVIDEND DECLARATION

On April 25, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on last night's closing price of $9.19, this represents an annualized dividend yield of 7.4%. The dividend is payable on May 18, 2023 to common stockholders of record as of May 8, 2023.

PURCHASE AND ASSUMPTION OF CERTAIN ASSETS AND LIABILITIES OF SIGNATURE BRIDGE BANK FROM THE FDIC

On March 20, 2023, the Company announced that its bank subsidiary, Flagstar Bank, N.A. acquired certain assets and assumed certain liabilities of Signature Bridge Bank (formerly Signature Bank) from the Federal Deposit Insurance Corporation (the “FDIC”). The purchase included approximately $38 billion of assets, including $25 billion in cash and $12 billion in mostly commercial and industrial loans. In addition, we acquired approximately $34 billion of deposits, all of legacy Signature’s core deposit relationships, including both the New York and West Coast private client teams, its wealth management and broker-dealer business, and Signature’s specialty finance lending team. All of the Signature branches have been re-branded to Flagstar Bank, N.A.

In connection with the acquisition, the Company granted the FDIC, equity appreciation rights in the common stock of the Company with a potential value of up to $300 million. On March 31, 2023, the FDIC exercised its equity appreciation rights and the Company issued 39,032,006 shares of Company common stock to the FDIC. Under terms of the agreement, the FDIC will use all reasonable efforts to sell these shares over a 40-day period beginning April 28, 2023.

BALANCE SHEET SUMMARY

At March 31, 2023 total assets were $123.8 billion compared to $90.1 billion at December 31, 2022 and $61.0 billion at March 31, 2022. The linked-quarter increase was primarily driven by the Signature transaction and organic loan growth. The year-over-year increase was due to three factors: organic loan growth, the Flagstar acquisition which closed December 1, 2022, and the Signature transaction, which closed on March 19, 2023.

The Company received approximately $25 billion of cash, as part of the Signature transaction, some of which was subsequently used to pay down a portion of our wholesale borrowings, approximately $12 billion, of loans, net of PAA, $34 billion of deposits, net of PAA, and $4.6 billion of other liabilities.

Total loans and leases held for investment were $82.5 billion at March 31, 2023 compared to $69.0 billion at December 31, 2022 and $46.8 billion at March 31, 2022. The linked-quarter growth was driven by the aforementioned loans acquired from Signature and $1.5 billion of organic loan growth.

The securities portfolio totaled $7.6 billion at March 31, 2023, compared to $9.1 billion at December 31, 2022 and $5.6 billion at March 31, 2022. During the month of March 2023, the Company sold approximately $1.2 billion of mostly U.S. Treasuries during the market turmoil out of an abundance of caution, and reinvested the proceeds into cash. As of March 31, 2023, all of the Company’s securities were designated as “Available-for-Sale”, unchanged from December 31, 2022.

Total deposits at March 31, 2023 were $84.8 billion compared to $58.7 billion at December 31, 2022 and $38.0 billion at March 31, 2022.

Wholesale borrowings at March 31, 2023 totaled $20.4 billion, relatively unchanged compared to the balance at December 31, 2022 and up $5.7 billion compared to $14.7 billion at March 31, 2022. Out of an abundance of caution, the Company added approximately $12.0 billion of wholesale borrowings at an average cost of approximately 5% in conjunction with its liquidity planning, which were subsequently paid off with the cash proceeds received in the Signature transaction.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

Loans

At March 31, 2023, total C&I loans were $23.4 billion compared to $12.3 billion at December 31, 2022. The majority of both the linked-quarter increases was the $10 billion of C&I loans acquired in the Signature transaction. In addition, organic C&I loan growth totaled $1.1 billion on a linked-quarter basis, largely the result of growth in specialty finance lending and the mortgage warehouse business.

The multi-family loan portfolio was $38.0 billion at March 31, 2023, down slightly compared to $38.1 billion at December 31, 2022. The slight decline during the current first quarter was due to a combination of higher interest rates and our diversification strategy.

CRE loans increased $2.1 billion at March 31, 2023 to $12.7 billion compared to $10.5 billion at December 31, 2022. Of the linked-quarter increase, approximately $1.9 billion was due to the Signature transaction and $230 million was due to organic growth.

One-to-four family residential loans totaled $5.9 billion at March 31, 2023 compared to $5.8 billion at December 31, 2022. Other loans totaled $2.6 billion at March 31, 2023 compared to $2.3 billion at December 31, 2022. This portfolio is mostly consumer loans.

Loans held-for-sale at March 31, 2023 totaled $1.3 billion, up from $1.1 billion at December 31, 2022. Signature added $360 million to this growth.

At March 31, 2023, multi-family loans represented 46% of total loans, compared to 55% at December 31, 2022, commercial loans represented 44% of total loans compared to 33% at December 31, 2022, while residential loans represented 7% of total loans.

Asset Quality

Non-Performing Assets

Our asset quality metrics remained strong during the first quarter of 2023. Total NPLs at March 31, 2023 were $148 million, up $7 million or 5% compared to December 31, 2022. Total NPAs were $161 million at March 31, 2023, up $8 million or 5% compared to December 31, 2022. Repossessed assets of $13 million were relatively unchanged compared to the $12 million recorded in the prior quarter.
At March 31, 2023, NPAs to total assets equaled 13 basis points compared to 17 basis points at December 31, 2022 while NPLs to total loans equaled 18 basis points compared to 20 basis points at December 31, 2022.

Allowance for Credit Losses

At March 31, 2023, the allowance for credit losses was $550 million compared to $393 million at December 31, 2022, up $157 million. Approximately $140 million of the increase was the result of the Signature transaction, including a CECL-related provision of $127 million.

Deposits

Deposits at March 31, 2023 totaled $84.8 billion up $26.1 billion compared to $58.7 billion at December 31, 2022. The Signature transaction, after experiencing initial expected outflows, contributed $31.5 billion of deposits as of quarter-end. Legacy Flagstar deposits declined $5.4 billion due primarily to anticipated spend down in the prepaid debit card program related to the California Middle-Class Tax Relief Program, the reserve account withdrawal from Circle Internet Financial ("Circle"), and seasonality in the mortgage escrow deposits business.

Banking as a Service (“BaaS”) deposits declined $3.7 billion or 32% to $7.8 billion at March 31, 2023 compared to $11.5 billion at December 31, 2022. The decrease is attributable to the aforementioned decline in the California Middle-Class Tax Relief Program of approximately $1.8 billion to $1.3 billion at March 31, 2023 and a $2.8 billion decline in the Circle reserve account. At March 31, 2023, the Company no longer has a deposit relationship with Circle and does not have any stablecoin or cryptocurrency-related deposits.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	March 31, 2023	December 31, 2022
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.29%	9.06%
Tier 1 risk-based capital ratio	9.87%	9.78%
Total risk-based capital ratio	11.59%	11.66%
Leverage capital ratio	9.18%	9.70%

Flagstar Bank, N.A.
Common equity tier 1 ratio	10.80%	10.96%
Tier 1 risk-based capital ratio	10.80%	10.96%
Total risk-based capital ratio	11.36%	11.43%
Leverage capital ratio	10.07%	10.87%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED MARCH 31, 2023

Net Interest Income

For the three months ended March 31, 2023, net interest income totaled $555 million, up $176 million or 46% compared to the three months ended December 31, 2022. This quarter’s results include a full-quarter’s contribution from the Flagstar acquisition compared to only a one-month contribution in the fourth quarter of last year.
Net Interest Margin

For the three months ended March 31, 2023, the NIM was 2.60% up 32 basis points compared to the fourth quarter of last year. The linked-quarter improvement was due to both a higher level of average earnings assets owing to Flagstar being included for the entire quarter compared to only one month during the fourth quarter of last year, along with significantly higher yields on those assets, stemming primarily from the Flagstar acquisition. This was partially offset by a higher cost of funds and higher average interest-bearing liabilities.

Average interest-earnings assets increased $19.9 billion or 30% to $86.7 billion, while the average yield rose 73 basis points to 4.80%. Average interest-bearing liabilities grew $13.8 billion or 24% to $70.2 billion, while the average cost of funds increased 65 basis points to 2.77%.

Provision for Credit Losses

For the three months ended March 31, 2023, the provision for credit losses totaled $170 million compared to a $124 million provision for the three months ended December 31, 2022. The first quarter provision for credit losses included a $132 million initial provision for credit losses for the acquired portion of the Signature loan portfolio compared to $117 million during the fourth quarter of last year related to the Flagstar acquisition.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

Pre-Provision Net Revenue

The tables below detail the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended March 31, 2023, PPNR totaled $2.2 billion. Excluding the impact of the bargain purchase gain and merger-related and restructuring expenses, PPNR for the three months ended March 31, 2023 was $263 million, up $54 million or 26% compared to $209 million for the three months ended December 31, 2022.

				March 31, 2023
	For the Three Months Ended			compared to
	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2022	March 31, 2022
(dollars in millions)
Net interest income	$555	$379	$332	46%	67%
Non-interest income	2,098	198	14	960%	14886%
Total revenues	2,653	577	346	360%	667%
Total non-interest expense	476	269	141	77%	238%
Pre - provision for net revenue (PPNR)	2,177	308	205	607%	962%
Provision for credit losses	170	124	(2)	37%	-8600%
Income before taxes	2,007	184	207	991%	870%
Income tax expense	1	12	52	-92%	-98%
Net Income	2,006	172	155	1066%	1194%
Preferred stock dividends	8	8	8	—%	—%
Net income available to common stockholders	$1,998	$164	$147	1118%	1259%

Non-Interest Income

For the three months ended March 31, 2023, non-interest income totaled $2.1 billion, which includes a bargain purchase gain of $2.0 billion related to the Signature transaction. Excluding this item, first-quarter 2023 non-interest income totaled $97 million compared to $39 million for fourth-quarter 2022.

First quarter 2023 non-interest income includes a gain on loan sales of $20 million compared to $5 million during the fourth quarter of last year, with a gain on sale margin of 76 basis points compared to 56 basis points last quarter. The net return on mortgage servicing rights was $22 million or 8.5% for the first quarter compared to $6 million or 6.80% for the fourth quarter of last year. The MSR asset totaled $1 billion at March 31, 2023, unchanged from December 31, 2022. Net loan administration income totaled $7 million for the three months ended March 31, 2023 compared to $3 million for the three months ended December 31, 2022.

Non-Interest Expense

For the three months ended March 31, 2023, non-interest expenses totaled $476 million, up $207 million on a linked-quarter basis. First-quarter 2023 includes a full quarter of Flagstar expenses compared to only one month during fourth-quarter 2022. Excluding merger-related and restructuring expenses and intangible amortization expense, total operating expenses for the three months ended March 31, 2023 were $394 million, up $190 million compared to $204 million for the three months ended December 31, 2022.

Income Taxes

For the three months ended March 31, 2023, the Company reported a provision for income taxes of $1 million compared $12 million for the three months ended December 31, 2022. Income tax expense for both the current quarter and the fourth quarter of last year was impacted by the bargain purchase gain arising from the acquisitions of Signature and Flagstar, respectively.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. At March 31, 2023, the Company had $123.8 billion of assets, $83.3 billion of loans, deposits of $84.8 billion, and total stockholders’ equity of $10.8 billion.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

Flagstar Bank, N.A. operates 435 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the second-largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 8th largest bank originator of residential mortgages for the 12-months ending March 31, 2023, while we are the industry’s 6th largest sub-servicer of mortgage loans nationwide, servicing 1.5 million accounts with $363 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.

Post-Earnings Release Conference Call

The Company will host a conference call on Friday, April 28, 2023, at 8:30 a.m. (Eastern Time) to discuss its first quarter 2023 performance. The conference call may be accessed by dialing (888) 259-6580 (for domestic calls) or (416) 764-8624 (for international calls) and providing the following conference ID: 20459132. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on May 2, 2023 and may be accessed by calling (877) 674-7070 (domestic) or (416) 764-8692 (international), providing the following conference ID: 20459132 and access code: 459132#. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 26, 2023.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction; the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2022 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

				March 31, 2023
				compared to
(dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2022	March 31, 2022
Assets
Cash and cash equivalents	$22,250	$2,032	$2,900	995%	667%
Securities:
Available-for-sale	7,599	9,060	5,612	-16%	35%
Equity investments with readily determinable fair values, at fair value	14	14	15	—%	-7%
Total securities	7,613	9,074	5,627	-16%	35%
Loans held for sale	1,305	1,115	—	17%	NM
Loans and leases held for investment:
Multi-family	38,004	38,130	35,777	—%	6%
Commercial real estate and acquisition, development, and construction	12,667	10,522	6,941	20%	82%
One-to-four family first mortgage	5,934	5,821	145	2%	NM
Commercial and industrial	23,357	12,276	3,889	90%	501%
Other loans	2,585	2,252	6	15%	NM
Total loans and leases held for investment	82,547	69,001	46,758	20%	77%
Less: Allowance for credit losses on loans and leases	(550)	(393)	(197)	40%	179%
Total loans and leases held for investment, net	81,997	68,608	46,561	20%	76%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,356	1,267	679	7%	100%
Premises and equipment, net	628	491	266	28%	136%
Core deposit and other intangibles	734	287	—	156%	NM
Goodwill	2,426	2,426	2,426	—%	—%
Mortgage servicing rights	1,034	1,033	—	—%	NM
Bank-owned life insurance	1,564	1,561	1,186	—%	32%
Other assets	2,847	2,250	1,360	27%	109%
Total assets	$123,754	$90,144	$61,005	37%	103%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$32,173	$22,511	$16,360	43%	97%
Savings accounts	10,302	11,645	9,272	-12%	11%
Certificates of deposit	19,328	12,510	7,889	55%	145%
Non-interest-bearing accounts	22,997	12,055	4,433	91%	419%
Total deposits	84,800	58,721	37,954	44%	123%
Borrowed funds:
Wholesale borrowings	20,350	20,325	14,680	—%	39%
Junior subordinated debentures	576	575	361	—%	60%
Subordinated notes	434	432	296	—%	47%
Total borrowed funds	21,360	21,332	15,337	—%	39%
Other liabilities	6,812	1,267	805	438%	746%
Total liabilities	112,972	81,320	54,096	39%	109%
Stockholders' equity:
Preferred stock	503	503	503	—%	—%
Common stock	7	7	5	—%	40%
Paid-in capital in excess of par	8,197	8,130	6,107	1%	34%
Retained earnings	2,923	1,041	809	181%	261%
Treasury stock, at cost	(219)	(237)	(231)	-8%	-5%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(566)	(626)	(260)	-10%	118%
Pension and post-retirement obligations, net of tax	(44)	(46)	(31)	-4%	42%
Net unrealized gain (loss) on cash flow hedges, net of tax	(19)	52	7	-137%	-371%
Total accumulated other comprehensive loss, net of tax	(629)	(620)	(284)	1%	121%
Total stockholders' equity	10,782	8,824	6,909	22%	56%
Total liabilities and stockholders' equity	$123,754	$90,144	$61,005	37%	103%

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

				March 31, 2023
	For the Three Months Ended			compared to
	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2022	March 31, 2022
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$867	$589	$393	47%	121%
Securities and money market investments	167	92	36	82%	364%
Total interest income	1,034	681	429	52%	141%

Interest Expense:
Interest-bearing checking and money market accounts	157	122	8	29%	1863%
Savings accounts	39	27	8	44%	388%
Certificates of deposit	87	51	11	71%	691%
Borrowed funds	196	102	70	92%	180%
Total interest expense	479	302	97	59%	394%
Net interest income	555	379	332	46%	67%
Provision for credit losses	170	124	(2)	37%	NM
Net interest income after provision for credit losses	385	255	334	51%	15%

Non-Interest Income:
Fee income	27	10	6	170%	350%
Bank-owned life insurance	10	8	7	25%	43%
Net losses on securities	—	—	(1)	NM	NM
Net return on mortgage servicing rights	22	6	—	267%	NM
Net gain on loan sales and securitizations	20	5	—	300%	NM
Net loan administration income	7	3	—	133%	NM
Bargain purchase gain	2,001	159	—	NM	NM
Other income	11	7	2	57%	450%
Total non-interest income	2,098	198	14	960%	NM

Non-Interest Expense:
Operating expenses:
Compensation and benefits	219	116	80	89%	174%
Other	175	88	54	99%	224%
Total operating expenses	394	204	134	93%	194%
Intangible asset amortization	15	5	—	200%	NM
Merger-related and restructuring expenses	67	60	7	12%	857%
Total non-interest expense	476	269	141	77%	238%
Income before income taxes	2,007	184	207	991%	870%
Income tax expense	1	12	52	-92%	-98%
Net Income	2,006	172	155	1066%	1194%
Preferred stock dividends	8	8	8	—%	—%
Net income available to common stockholders	$1,998	$164	$147	1118%	1259%

Basic earnings per common share	$2.88	$0.30	$0.31	860%	829%
Diluted earnings per common share	$2.87	$0.30	$0.31	857%	826%
Dividends per common share	$0.17	$0.17	$0.17	—%	—%

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)
(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:
1.     Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.     Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.     Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.
Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the
	Three Months Ended
(dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Total Stockholders’ Equity	$10,782	$8,824	$6,909
Less: Goodwill and other intangible assets	(3,160)	(2,713)	(2,426)
Less: Preferred stock	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,119	$5,608	$3,980

Total Assets	$123,754	$90,144	$61,005
Less: Goodwill and other intangible assets	(3,160)	(2,713)	(2,426)
Tangible Assets	$120,594	$87,431	$58,579

Average common stockholders’ equity	$8,670	$6,986	$6,543
Less: Average goodwill and other intangible assets	(2,698)	(2,525)	(2,426)
Average tangible common stockholders’ equity	$5,972	$4,461	$4,117

Average Assets	$94,530	$72,332	$59,894
Less: Average goodwill and other intangible assets	(2,698)	(2,525)	(2,426)
Average tangible assets	$91,832	$69,807	$57,468

GAAP MEASURES:
Return on average assets (1)	8.49%	0.95%	1.04%
Return on average common stockholders' equity (2)	92.18	9.34	8.98
Book value per common share	$14.23	$12.21	$13.72
Common stockholders’ equity to total assets	8.31%	9.23%	10.50%
NON-GAAP MEASURES:
Return on average tangible assets (1)	0.73%	0.84%	1.11%
Return on average tangible common stockholders’ equity (2)	10.63	12.38	14.76
Tangible book value per common share	$9.86	$8.23	$8.52
Tangible common stockholders’ equity to tangible assets	5.90%	6.41%	6.79%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income available to common stockholders, or non-GAAP net income available to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses and the bargain purchase gains related to our merger with Flagstar and the Signature transaction, initial provision for credit losses, and the revaluation of deferred taxes related to New York State tax rate changes are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended
(dollars in millions, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Net income - GAAP	$2,006	$172	$155
Merger-related and restructuring expenses, net of tax (1)	50	48	5
Bargain purchase gain	(2,001)	(159)	—
Initial provision for credit losses, net of tax	97	86	—
Provision for bond related credit losses, net of tax	15	—	—
Net income, as adjusted - non-GAAP	$167	$147	$160
Preferred stock dividends	8	8	8
Net income available to common stockholders, as adjusted - non-GAAP	$159	$139	$152

Diluted earnings per common share - GAAP	$2.87	$0.30	$0.31
Diluted earnings per common share, as adjusted - non-GAAP	$0.23	$0.25	$0.32

(1)Certain merger-related items are not taxable or deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding bargain purchase gains and merger-related and restructuring expenses are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding bargain purchase gains and merger-related and restructuring expenses to the comparable GAAP financial measures of net income for the stated periods:

				March 31, 2023
	For the Three Months Ended			compared to:
	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2022	March 31, 2022
(dollars in millions)
Net interest income	$555	$379	$332	46%	67%
Non-interest income	2,098	198	14	960%	NM
Total revenues	$2,653	$577	$346	360%	667%
Total non-interest expense	476	269	141	77%	238%
Pre - provision for net revenue (non-GAAP)	$2,177	$308	$205	607%	962%
Bargain purchase gain	(2,001)	(159)	—	1158%	NM
Provision for bond related credit losses	20	—	$—	NM	NM
Merger-related and restructuring expenses	67	60	7	12%	857%
Pre - provision for net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$263	$209	$212	26%	24%
Provision for credit losses	170	124	(2)	37%	NM
Bargain purchase gain	2,001	159	—	1158%	NM
Provision for bond related credit losses	20	—	—	NM	NM
Merger-related and restructuring expenses	(67)	(60)	(7)	12%	857%
Income before taxes	$2,007	$184	$207	991%	870%
Income tax expense	1	12	52	-92%	-98%
Net Income (GAAP)	$2,006	$172	$155	1066%	1194%

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)
(unaudited)

	For the Three Months Ended
	March 31, 2023				December 31, 2022				March 31, 2022
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$70,774	$867	4.92%		$55,957	$589	4.20%		$45,807	$393	3.43%
Securities	10,850	104	3.86		9,182	75	3.26		6,538	34	2.12
Reverse repurchase agreements	785	11	5.53		676	8	4.78		292	1	1.12
Interest-earning cash and cash equivalents	4,257	52	4.96		980	9	4.24		1,924	1	0.21
Total interest-earning assets	86,666	$1,034	4.80		66,795	$681	4.07		54,561	$429	3.15
Non-interest-earning assets	7,864				5,537				5,333
Total assets	$94,530				$72,332				$59,894
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$23,098	$157	2.76%		$20,864	$122	2.31%		$13,784	$8	0.24%
Savings accounts	11,093	39	1.44		9,605	27	1.10		9,208	8	0.35
Certificates of deposit	13,712	87	2.57		10,478	51	1.94		8,070	11	0.53
Total interest-bearing deposits	47,903	283	2.40		40,947	200	1.93		31,062	27	0.35
Borrowed funds	22,326	196	3.56		15,525	102	2.62		16,563	70	1.72
Total interest-bearing liabilities	70,229	$479	2.77		56,472	$302	2.12		47,625	$97	0.82
Non-interest-bearing deposits	13,189				7,474				4,397
Other liabilities	1,939				897				826
Total liabilities	85,357				64,843				52,848
Stockholders’ equity	9,173				7,489				7,046
Total liabilities and stockholders’ equity	$94,530				$72,332				$59,894
Net interest income/interest rate spread		$555	2.03%			$379	1.95%			$332	2.33%
Net interest margin			2.60%				2.28%				2.43%
Ratio of interest-earning assets to interest-bearing liabilities			1.23	x			1.18	x			1.15	x

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in millions)

	For the Three Months Ended
(dollars in millions, except share and per share data)	March 31, 2023	December 31, 2022	March 31, 2022
PROFITABILITY MEASURES:
Net income	$2,006	$172	$155
Net income available to common stockholders	1,998	164	147
Basic earnings per common share	2.88	0.30	0.31
Diluted earnings per common share	2.87	0.30	0.31
Return on average assets	8.49%	0.95%	1.04%
Return on average tangible assets (1)	0.73	0.84	1.11
Return on average common stockholders’ equity	92.18	9.34	8.98
Return on average tangible common stockholders' equity (1)	10.63	12.38	14.76
Efficiency ratio (2)	60.48	48.82	38.65
Operating expenses to average assets	1.67	1.13	0.89
Interest rate spread	2.03	1.95	2.33
Net interest margin	2.60	2.28	2.43
Effective tax rate	0.03	7.02	25.16
Shares used for basic common EPS computation	686,911,555	537,754,255	465,138,238
Shares used for diluted common EPS computation	688,271,611	539,723,483	465,946,763
Common shares outstanding at the respective period-ends	722,150,297	681,217,334	467,024,144

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	March 31, 2023	December 31, 2022	March 31, 2022
CAPITAL MEASURES:
Book value per common share	$14.23	$12.21	$13.72
Tangible book value per common share (1)	9.86	8.23	8.52
Common stockholders’ equity to total assets	8.31%	9.23%	10.50%
Tangible common stockholders’ equity to tangible assets (1)	5.90	6.41	6.79

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				March 31, 2023
				compared to
(dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2022	March 31, 2022
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$13	$13	$22	—%	-41%
Commercial real estate	21	20	35	5%	-40%
One-to-four family first mortgage	84	92	—	-9%	NM
Acquisition, development, and construction	—	—	—	NM	NM
Total non-accrual mortgage loans	118	125	57	-6%	107%
Other non-accrual loans	30	16	6	88%	400%
Total non-performing loans	148	141	63	5%	135%
Repossessed assets	13	12	7	8%	86%
Total non-performing assets	$161	$153	$70	5%	130%

The following table presents the Company's asset quality measures at the respective dates:

	March 31, 2023	December 31, 2022	March 31, 2022
Non-performing loans to total loans	0.18%	0.20%	0.13%
Non-performing assets to total assets	0.13	0.17	0.11
Allowance for losses on loans to non-performing loans	370.38	278.87	313.18
Allowance for losses on loans to total loans held for investment	0.67	0.57	0.42

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				March 31, 2023
				compared to
(dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022	December 31, 2022	March 31, 2022
Loans 30 to 89 Days Past Due:
Multi-family	$72	$34	$23	112%	213%
Commercial real estate	15	2	4	650%	275%
One-to-four family first mortgage	20	21	7	-5%	186%
Acquisition, development, and construction	—	—	—	NM	NM
Commercial and industrial	57	—	—	NM	NM
Other loans	11	13	—	-15%	NM
Total loans 30 to 89 days past due	$175	$70	$34	150%	415%

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
(dollars in millions)
Charge-offs:
Multi-family	$—	$—	$—
Commercial real estate	—	—	4
One-to-four family residential	2	—	—
Acquisition, development and construction	—	—	—
Other	3	2	—
Total charge-offs	$5	$2	$4

Recoveries:
Multi-family	$—	$—	$—
Commercial real estate	—	—	—
One-to-four family residential	—	—	—
Acquisition, development and construction	—	—	—
Other	(5)	(1)	(2)
Total recoveries	$(5)	$(1)	$(2)

Net charge-offs (recoveries)	$—	$1	$2

Net charge-offs (recoveries) to average loans (1)	—%	—%	—%

(1)Three months ended presented on a non-annualized basis.

New York Community Bancorp, Inc. Reports First Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

LOANS SERVICED AND SUBSERVICED
(Unaudited)

	March 31, 2023		December 31, 2022
(dollars in millions)	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$281,651	1,094,869	$265,717	1,037,975
Serviced for others (3)	72,689	287,652	71,426	282,791
Serviced for own loan portfolio (4)	8,904	69,527	8,792	67,380
Total loans serviced	$363,244	1,452,048	$345,935	1,388,146

(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Flagstar owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which Flagstar owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.